Exhibit 32.2
CERTIFICATION

Pursuant to 18 U.S.C. Section 1350, the undersigned officer of Industrial Enterprises of America, Inc., a Nevada corporation (the “Company”), does hereby certify, to such officer’s knowledge, that the Company’s Amendment No. 2 to the Quarterly Report on Form 10-QSB for the period ended September 30, 2006 fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of the Company as of, and for, the period presented in this report.

Dated: December 5, 2006

    /s/ John D. Mazzuto
John D. Mazzuto
Chief Financial Officer

The foregoing Certification is being furnished solely pursuant to 18 U.S.C. Section 1350 and is not being filed as part of this Amendment No. 2 to the Quarterly Report on Form 10-QSB or as a separate disclosure document.